Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
By and Among
GASCO ENERGY, INC. (“Parent”),
GASCO ACQUISITION, INC. (“Merger Sub”)
and
BREK ENERGY CORPORATION (“Company”)
Dated as of September 20, 2006

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time of the Merger	1
1.3	Tax Treatment	2

ARTICLE II THE SURVIVING CORPORATION		2
2.1	Articles of Incorporation	2
2.2	Bylaws	2
2.3	Directors and Officers	2

ARTICLE III CONVERSION OF SHARES		2
3.1	Conversion of Capital Stock	2
3.2	Dissenting Shares	4
3.3	Surrender and Exchange	4
3.4	Stock Options	6
3.5	Warrants	6
3.6	No Fractional Shares	7
3.7	Closing	7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY		7
4.1	Organization and Qualification	7
4.2	Capitalization	8
4.3	Authority	9
4.4	Consents and Approvals; No Violation	9
4.5	Company SEC Reports	10
4.6	Company Financial Statements	10
4.7	Material Agreements	11
4.8	Absence of Undisclosed Liabilities	11
4.9	Absence of Certain Changes	11
4.10	Taxes	12
4.11	Litigation	13
4.12	Employee Benefit Plans; ERISA	13
4.13	Environmental Liability	14
4.14	Compliance with Applicable Laws	14
4.15	Insurance	15
4.16	Labor Matters; Employees	15
4.17	Permits	15
4.18	Properties	15
4.19	Reserve Report	17
4.20	Operations; Equipment	17
4.21	Prepayments; Hedging; Calls	18
4.22	Restrictive Agreements	18
4.23	Required Shareholder Vote or Consent	18
4.24	Proxy Statement/Prospectus; Registration Statement	19

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4.25	Brokers	19
4.26	Tax Matters	19
4.27	Opinion of Financial Advisor	19

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		19
5.1	Organization and Qualification	19
5.2	Capitalization	20
5.3	Authority	21
5.4	Consents and Approvals; No Violation	21
5.5	Parent SEC Reports	22
5.6	Parent Financial Statements	22
5.7	Absence of Undisclosed Liabilities	22
5.8	Absence of Certain Changes	22
5.9	Proxy Statement/Prospectus; Registration Statement	23
5.10	Brokers	23
5.11	Tax Matters	23

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER		23
6.1	Conduct of Business by Company Pending the Merger	23
6.2	Conduct of Business by Parent Pending the Merger	25

ARTICLE VII ADDITIONAL AGREEMENTS		26
7.1	Access and Information	26
7.2	No Solicitation of Transactions	26
7.3	Subsidiary Spin Off	27
7.4	Further Assurances	27
7.5	Cooperation	27
7.6	Publicity	28
7.7	Additional Actions	28
7.8	Filings	28
7.9	Section 16 Matters	28
7.10	Shareholders Meetings	28
7.11	Preparation of the Proxy Statement/Prospectus and Registration Statement	29
7.12	Stock Exchange Listing	29
7.13	Affiliate Agreements	29
7.14	Tax Treatment	30
7.15	Expenses	30

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		30
8.1	Conditions to the Obligation of Each Party	30
8.2	Conditions to the Obligations of Parent and Merger Sub	31
8.3	Conditions to the Obligations of Company	31

ARTICLE IX SURVIVAL		32
9.1	Survival of Representations and Warranties	32
9.2	Survival of Covenants and Agreements	32

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ARTICLE X TERMINATION, AMENDMENT AND WAIVER		32
10.1	Termination	32
10.2	Effect of Termination	33
10.3	Fees, Expenses and Other Payments	34

ARTICLE XI INDEMNIFICATION		35
11.1	Indemnification	35
11.2	Method of Asserting Claims, Etc	36
11.3	Satisfaction of Claims from Escrow Shares	37
11.4	Instructions to Escrow Agent	37
11.5	No Waiver Relating to Claims for Fraud/Willful Misconduct	38

ARTICLE XII MISCELLANEOUS		38
12.1	Notices	38
12.2	Separability	39
12.3	Assignment	39
12.4	Interpretation	39
12.5	Counterparts	39
12.6	Entire Agreement	39
12.7	Governing Law	39
12.8	Attorneys’ Fees	39
12.9	No Third Party Beneficiaries	39
12.10	Amendments and Supplements	39
12.11	Extensions, Waivers, Etc	40

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AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) dated as of September 20, 2006, by and among Gasco Energy, Inc. (“Parent”), a Nevada corporation, Gasco Acquisition, Inc. (“Merger Sub”), a Nevada corporation and a wholly-owned subsidiary of Parent and Brek Energy Corporation (“Company”), a Nevada corporation.
     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and Company deem it advisable and in the best interests of their respective shareholders that Parent acquire Company through the merger of Merger Sub with and into Company (the “Merger”) upon the terms and subject to the conditions set forth herein, and such boards of directors have approved the Merger; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, with the approval of Company’s board of directors, Parent has entered into voting agreements with Richard N. Jeffs, Gregory Pek, Ian Robinson, Michael L. Nazmack, Eugene Sweeney and Shawne Malone (under which such party has among other things agreed to support the Merger upon the terms and conditions set forth therein (the “Voting Agreement”)); and
     WHEREAS, for federal income tax purposes, the parties intend that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);
     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall cease and Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in Section 92A.250 of the Nevada Revised Statutes (the “NRS”), including the Surviving Corporation’s succession to and assumption of all rights and obligations of Merger Sub.
     1.2 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) upon the later of (i) the filing of the properly executed articles of merger relating to the Merger with the Secretary of State of Nevada in accordance with the NRS (the “Articles of Merger”), and the issuance by the Secretary of State of Nevada of a certificate of merger with respect thereto, and (ii) at such later time as the parties shall agree and set forth in such Articles of Merger. The filing of the Articles of Merger referred to above shall be made as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII.

     1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code.
ARTICLE II
THE SURVIVING CORPORATION
     2.1 Articles of Incorporation. At the Effective Time, the articles of incorporation of Company in effect immediately prior to the Effective Time shall be amended so that they are identical to the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time until thereafter amended in accordance with the terms thereof and the NRS.
     2.2 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and as provided by the articles of incorporation of the Surviving Corporation and the NRS.
     2.3 Directors and Officers.
          (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
          (b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
ARTICLE III
CONVERSION OF SHARES
     3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:
          (a) Treasury Stock. All shares of common stock of Company, par value $.001 per share (the “Company Common Stock”), that are held in Company’s treasury shall be canceled and retired and no cash, capital stock or other consideration shall be delivered in exchange therefor.
          (b) Conversion of Company Common Stock. Subject to Section 3.6, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a) and any Dissenting Shares (as defined and to the extent provided in Section 3.2) shall be converted into (i) a number of shares of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”) equal to 11,000,000 divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, calculated on a fully diluted basis (the “Exchange Ratio”). Such consideration, together with cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 3.6, without interest, is referred to herein as the “Merger Consideration.” All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate (“Stock Certificate”) that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.3.
          (c) Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall from and after the Effective Time evidence ownership of the same number of shares of capital stock of the Surviving Corporation.
          (d) Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger.
          (e) Dividends/Distributions. No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stock Certificate with respect to the applicable Merger Consideration represented thereby until the holder of record of such Stock Certificate shall surrender such Stock Certificate in accordance with Section 3.3. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to Merger Consideration has not occurred prior to the surrender of such Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate.
          (f) Full Satisfaction; No Registration at Transfer. All Merger Consideration issued upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and Company Common Stock formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

     3.2 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected the right to dissent and obtain payment of the fair value of his shares in accordance with Section 92A.300 to 92A.500, inclusive, of the NRS and who, as of the Effective Time, has not effectively withdrawn such rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1, but the holder thereof shall only be entitled to such rights as are granted by the NRS.
          (b) Notwithstanding the provisions of subsection (a), if the holder of shares of Company Common Stock who demands payment for his shares under the NRS shall effectively withdraw the right to dissent and obtain payment, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration upon surrender of the certificate representing such shares.
          (c) Company shall give Parent and Merger Sub (i) prompt notice of any written demands for payment of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the NRS and received by Company and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for payment under the NRS. Company shall not, except with the prior written consent of Parent, voluntarily make any payment before the Effective Time with respect to any demands for payment of shares of Company Common Stock or offer to settle or settle any such demands.
     3.3 Surrender and Exchange.
          (a) Prior to the Effective Time, Parent shall authorize one or more transfer agent(s) reasonably acceptable to Company to act as exchange agent hereunder (the “Exchange Agent”) with respect to the Merger. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 3.3 through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.3(e), the Exchange Fund shall not be used for any other purpose.
          (b) Promptly after the Effective Time, but in any event not later than five Business Days (as defined below) thereafter, Parent will send, or will cause the Exchange Agent to send, to each holder of a Stock Certificate that immediately prior to the Effective Time represented outstanding Company Common Stock a letter of transmittal and instructions for use in effecting the exchange of such Stock Certificates for the Merger Consideration (which shall specify that delivery shall be effected and risk of loss and title to the Stock Certificates shall pass only upon delivery of the Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the exchange of such Stock Certificates for the Merger Consideration. Provision also shall be made for holders of Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the applicable Merger Consideration. For purposes of this Agreement, “Business Day” means any date that is not a Saturday or Sunday or other day on which banks are required or authorized by law to be closed in the city of New York.
          (c) After the Effective Time, Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor the applicable Merger Consideration subject to any required tax withholding, and the Stock Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Stock Certificates. Until so surrendered, each such Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive the applicable Merger Consideration.
          (d) If Merger Consideration is to be paid to a Person other than the registered holder of the Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
          (e) Any Merger Consideration in the Exchange Fund that remains unclaimed by the holders of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Stock Certificates in accordance with this Section 3.3 prior to that time shall thereafter look only to Parent, as a general creditor thereof, to exchange such Stock Certificates for the Merger Consideration to which such holder is entitled pursuant to Section 3.1. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration deliverable in respect of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration deliverable in respect of such Stock Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (f) If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.
     3.4 Stock Options. All options (the “Company Stock Options”) outstanding under Company’s stock option plans or agreements (the “Company Stock Option Plans”), shall be or become fully vested at the Effective Time, and shall, at the option of the holder thereof, either remain outstanding following the Effective Time or be immediately exercised. If a Company Stock Option is exercised, whether before or after the Effective Time, the holder thereof may elect to relinquish a portion of the shares (having equivalent value) subject to such options in lieu of paying the cash exercise price for shares received upon such exercise. At the Effective Time, the Company Stock Options shall, by virtue of the Merger and without any further action on the part of Company or the holder thereof, be assumed by Parent. From and after the Effective Time, all references to Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Company Stock Option assumed by Parent (each, a “Substitute Option”) shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be immediately exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Substitute Option multiplied by the Exchange Ratio and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Company Common Stock subject to such Substitute Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent).
     3.5 Warrants. All warrants (the “Company Warrants”) outstanding that are exercisable for shares of Company Common Stock, other than Company Warrants that in the aggregate are exercisable for no more than 100,000 shares of Company Common Stock (the “Permitted Warrants”), shall be exercised prior to the Effective Time. If a Company Warrant is exercised, whether before or after the Effective Time, the holder thereof may elect to relinquish a portion of the shares (having equivalent value) subject to such Warrant in lieu of paying the cash exercise price for shares received upon such exercise.
     At the Effective Time, the Permitted Warrants shall, by virtue of the Merger and without any further action on the part of Company or the holder thereof, be assumed by Parent. From and after the Effective Time, all references to Company in the Permitted Warrants and the agreements governing the Permitted Warrants shall be deemed to refer to Parent. Each Company Permitted Warrant assumed by Parent (each, a “Substitute Warrant”) shall be exercisable upon the same terms and conditions as under the agreement governing such warrant, except that (A) each such Substitute Warrant shall be immediately exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Substitute Warrant multiplied by the Exchange Ratio and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Company

Common Stock subject to such Substitute Warrant in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent).
     3.6 No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of fractional shares of Parent Common Stock shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction times the average of the closing prices of Parent Common Stock on the American Stock Exchange over 20 consecutive trading days ending on the third trading day before the Closing Date (the “Parent Market Price”).
     3.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location mutually acceptable to Company and Parent, at 10:00 a.m., local time, on the day (the “Closing Date”) on which all of the conditions set forth in Article VIII are satisfied or waived (other than conditions that can be satisfied only by delivery of certificates or other documents at the Closing and where such delivery is in the control of a party hereto), or at such other date and time as Company and Parent shall otherwise agree. At the conclusion of the Closing on the Closing Date, the parties hereto shall cause the Articles of Merger to be filed with the Secretary of State of the State of Nevada.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Company represents and warrants to Parent and Merger Sub as follows:
     4.1 Organization and Qualification.
          (a) Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered to Parent contemporaneously with the execution hereof (the “Company Disclosure Schedule”), which includes each jurisdiction in which the character of the properties owned by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect (as defined below). Each of Company and its Subsidiaries has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each of Company and its Subsidiaries has made available to Parent a complete and correct copy of its articles of incorporation and bylaws (or similar organizational documents), each as amended to date, and such copies as so delivered are in full force and effect.
          (b) For purposes of this Agreement, (i) a “Company Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties or results of operations of Company and its Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of Company to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (x) the economy in general, (y) the oil and gas exploration and production industry in general (including, without limitation, changes in commodity prices, general market prices and regulatory changes) or (z) the transactions contemplated by this Agreement or the announcement thereof; and (ii) “Subsidiary” shall mean, with respect to any party, any corporation or other organization whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company. For purposes of this Agreement, the term Subsidiary, when used with respect to the Company, shall not include those entities listed as Excluded Subsidiaries in Section 4.1(a) of the Company Disclosure Schedules (each an “Excluded Subsidiary”).
     4.2 Capitalization.
          (a) The authorized capital stock of Company consists of 300,000,000 shares of Company Common Stock. As of the date of this Agreement, (i) 61,098,090 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury, (iii) Company Stock Options to acquire an aggregate of 1,580,000 shares of Company Common Stock were outstanding under all stock option plans and agreements of Company or its Subsidiaries, and (iv) Company Warrants to purchase 18,534,460 shares of Company Common Stock were outstanding and no warrants exist to purchase capital stock of any subsidiary of the Company. All such outstanding shares have been validly issued and are fully paid, non-assessable and free of preemptive rights. Except as set forth above and in Section 4.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Section 4.2(a) of the Company Disclosure Schedule sets forth a detailed list of all Company Stock Option, Company Warrants and all other rights to acquire shares of the Company’s capital stock.
          (b) Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries, there are no irrevocable proxies with respect to any such shares, and no equity securities of any of its Subsidiaries are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments, understandings or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Subsidiary of the Company. All of such shares so owned by Company are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens (as defined herein).

          (c) Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are not as of the date hereof and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which Company is a party relating to the voting of any shares of the capital stock of Company that will limit in any way the solicitation of proxies by or on behalf of Company from, or the casting of votes by, the shareholders of Company with respect to the Merger. There are no restrictions on Company to vote the stock of any of its Subsidiaries.
4.3 Authority. Company has the requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement and, subject to obtaining the Company Shareholders’ Approval and other approvals as expressly contemplated by this Agreement, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Voting Agreement and (subject to obtaining the Company Shareholders’ Approval) the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Company’s board of directors, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or the Voting Agreement or to consummate the transactions contemplated hereby or thereby, other than obtaining the Company Shareholders’ Approval and other approvals as expressly contemplated by this Agreement. This Agreement has been, and the Voting Agreements to which Company is or will be a party are, or upon execution will be, duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto and, with respect to this Agreement, obtaining the Company Shareholders’ Approval, constitute or upon execution will constitute, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).
     4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Company of its obligations hereunder will not:
          (a) subject to obtaining the Company Shareholders’ Approval and other approvals as expressly contemplated by this Agreement, conflict with any provision of Company’s articles of incorporation or bylaws or the articles of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;
          (b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to any governmental or regulatory authority or agency (a “Governmental Authority”), except for (i) the filing of the Articles of Merger with the Secretary of State of Nevada and the issuance by the Secretary of State of Nevada of a certificate of merger with respect thereto, (ii) the filing of the Registration Statement and the Proxy Statement/Prospectus with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, and (iv) approvals and registrations that, if not obtained or made, would not be reasonably expected to have a Company Material Adverse Effect;
          (c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect;
          (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Company or any Subsidiary of Company; or
          (e) result in the creation of any lien, mortgage, pledge, security interest, encumbrance, claim or charge of any kind (collectively, “Liens”) upon any properties or assets or on any shares of capital stock of Company or its Subsidiaries under any agreement or instrument to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their properties or assets is bound.
     4.5 Company SEC Reports. Except as set forth in Section 4.5 of the Company Disclosure Schedule, Company has filed with the SEC, and has heretofore made available (provided that all documents filed by Company electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto, but excluding preliminary materials), required to be filed with the SEC since January 1, 2003 under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (collectively, the “Company SEC Reports”). As of their respective dates, such Company SEC Reports (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     4.6 Company Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Reports, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Company and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Company and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements). As of the Effective Time, no long-term liabilities of the Company and its Subsidiaries shall exist, the current assets of the Company and its Subsidiaries, on a consolidated basis, shall not be less than the current liabilities of the Company and its Subsidiaries, on a consolidated basis, and the total liabilities of the Company and its Subsidiaries, on a consolidated basis, shall not exceed $100,000.
     4.7 Material Agreements. Except as set forth in Section 4.7 of the Company Disclosure Schedule (each a “Material Agreement”), the Company is not a party to or bound by any:
          (a) employment agreement or employment contract;
          (b) agreement, contract or other arrangement with (1) any Affiliate of the Company, or (2) any current or former officer, director or employee of the Company, or any Affiliate of the Company;
          (c) agreement, contract or other instrument under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued to any person;
          (d) agreement, contract or other instrument under which (1) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (2) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person;
          (e) agreement, contract or other instrument under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;
          (f) agreement or instrument providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company or any predecessor person; or
          (g) other agreement, contract, lease, license, commitment or instrument to which the Company is a party or by or to which it or any of the assets of the Company is bound or subject which constitutes an obligation of the Company in excess of $5,000.
     4.8 Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Reports (including the financial statements and notes thereto included therein) filed prior to the date of this Agreement or in Section 4.8 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise).
     4.9 Absence of Certain Changes. Except as contemplated by this Agreement, as set forth in Section 4.9 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2005 (a) Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Company Material Adverse Effect or that would constitute a violation of the covenants contained in Section 6.1, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company or any repurchase, redemption or other acquisition by Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Company or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Company or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Company.
     4.10 Taxes. Except as otherwise disclosed in Section 4.10 of the Company Disclosure Schedule and for matters that would have no Company Material Adverse Effect:
          (a) Company and each of its Subsidiaries have timely filed all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and any amendments thereto are or will be true, complete and correct in all material respects. Company and each of its Subsidiaries have paid all Taxes (except for Taxes that are being contested in good faith by appropriate proceedings), due with respect to any period ending prior to or as of the Closing Date. Company and each of its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.
          (b) No Audit by a Tax Authority is pending with respect to any Tax Returns filed by, or Taxes due from, Company or any of its Subsidiaries. No material deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent.
          (c) Neither Company nor any of its Subsidiaries has given any waiver of statutes of limitations relating to the payment of Taxes, has executed any powers of attorney with respect to Tax matters, or has agreed to any extension of time with respect to a Tax assessment or deficiency, which will be outstanding as of the Closing Date. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.
          (d) None of the Company or any of its Subsidiaries has a liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
          (e) Neither Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361 within the two-year period preceding the date of this Agreement.

          (f) None of Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; or (iii) open transaction disposition made on or prior to the Closing Date.
          (g) Neither Company nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “listed transaction” within the meaning of Code Section 6011 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax law) or (ii) any transaction required to be registered with the Internal Revenue Service under Code Section 6111 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax law).
          (h) As used in this Agreement, (i) “Audit” shall mean any audit, assessment of Taxes, other examination by any tax attorney, proceeding or appeal of such proceeding relating to Taxes; (ii) “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) “Tax Authority” shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) “Tax Returns” shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return.
     4.11 Litigation. Except as disclosed in the Company SEC Reports or Section 4.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Company’s knowledge, threatened against or directly affecting Company or any of its Subsidiaries. Except as disclosed in the Company SEC Reports or Section 4.11 of the Company Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.11 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.
     4.12 Employee Benefit Plans; ERISA.
          (a) Neither the Company nor any of its Subsidiaries has or at any time had any employee benefit plans and arrangements (written or oral) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including severance pay, sick leave, vacation pay, salary continuation for disability, compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs sponsored, maintained, contributed to, or obligated to contribute to by Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries maintains or has any fixed or contingent liability with respect to, any employee benefit, pension or other plan that is subject to ERISA.
     4.13 Environmental Liability. Except as set forth in Section 4.13 of the Company Disclosure Schedule, to the knowledge of Company:
          (a) The businesses of Company and its Subsidiaries, other than with respect to the oil and gas interests for which Parent serves as operator (the “Parent Properties”), have been and are operated in material compliance with all federal or state statutes, regulations or rules relating to the regulation or protection or human health, safety or the environment, including the Clean Water Act, the Oil Pollution Act, the Safe Drinking Water Act, the Resource Conservation & Recovery Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act, each as amended and currently in effect (together, the “Environmental Laws”).
          (b) Neither Company nor any of its Subsidiaries has caused or allowed the generation, treatment, storage, discharge, release, disposal or transport of any pollutant, contaminant or waste that is regulated by any Governmental Authority or any material that is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “toxic waste,” or “toxic pollutant” under any Environmental Laws (“Hazardous Substances”) at any of its properties or facilities other than the Parent Properties, except in material compliance with all Environmental Laws.
          (c) Neither Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party alleging or concerning any material violation by Company or any of its Subsidiaries of, or responsibility or liability of Company or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Company, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Company or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Company Material Adverse Effect.
          (d) Company and its Subsidiaries are in possession of and in material compliance with all material approvals, permits, licenses, registrations and similar type authorizations from, all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Company and its Subsidiaries other than the Parent Properties.
          (e) No pending claims have been asserted or threatened to be asserted against Company or its Subsidiaries for any personal injury or property damage alleged to arise out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Company or its Subsidiaries at property owned or operated by Company or its Subsidiaries that is not a Parent Property.
     4.14 Compliance with Applicable Laws. Company and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Company nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.14 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.
     4.15 Insurance. Company has made available to Parent a true, complete and correct copy of each insurance policy or the binder therefor relating to Company or its Subsidiaries that are currently in effect. With respect to each insurance policy or binder none of Company, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under any such policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Company Material Adverse Effect. Section 4.15 of the Company Disclosure Schedule describes any self-insurance arrangements affecting Company or its Subsidiaries.
     4.16 Labor Matters; Employees.
          (a) Except as otherwise set forth in Section 4.16(a) of the Company Disclosure Schedule, there are no employees of Company or any of its Subsidiaries.
          (b) Each of Company and its Subsidiaries is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security taxes and similar taxes.
     4.17 Permits. Immediately prior to the Effective Time, Company and its Subsidiaries will hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (collectively, “Permits”) required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as currently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.
     4.18 Properties.
          (a) Except for goods and other property sold, used or otherwise disposed of since December 31, 2005 in the ordinary course of business and except as set forth in Section 4.18 of the Company Disclosure Schedule, Company and its Subsidiaries have Good and Marketable Title (as defined below), in and to all real properties, interests in real properties and other assets (including Company’s Oil and Gas Interests (as defined in Section 4.19(b) but excluding personal property) included as an asset on the Company Balance Sheet and good and defensible title to all personal properties, interests in properties and other assets included as an asset on the Company Balance Sheet, free and clear of any Liens, except (i) Liens associated with obligations reflected in the Company Balance Sheet, (ii) Liens for current taxes not yet due and payable, (iii) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens, charges or encumbrances arising in the ordinary course of business to the extent (A) the same have not yet become due and payable, (B) payment is being withheld as provided by law or (C) their validity is being contested in good faith by appropriate action and (iv) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance. Except as set forth in Section 4.18 of the Company Disclosure Schedule, all leases and other agreements pursuant to which Company or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing and are valid and enforceable in accordance with their terms, and all royalties, rentals and other payments due by Company or any of its Subsidiaries to any lessor of any such oil and gas leases have been paid, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such agreements and leases are listed on Section 4.18 of the Company Disclosure Schedule. There have been no material changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Company and its Subsidiaries.
          (b) “Good and Marketable Title” means such title that: (i) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Company or its Subsidiaries out of an interest of record because of the performance by Company or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (ii) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of owning, developing and operating producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (iii) except as set forth in Section 4.18(b)(iii) of the Company Disclosure Schedule, entitles Company or its Subsidiaries to receive a percentage of Hydrocarbons produced, saved and marketed from such well or property not less than the interest set forth in the Company Reserve Report with respect to each proved property evaluated therein under the caption “Net Revenue Interest” or “NRI” without reduction during the life of such property except as stated in the Company Reserve Report; (iv) obligates Company and its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption “Working Interest” or “WI” in the Company Reserve Report with respect to such property without increase over the life of such property except as shown on the Company Reserve Report; and (v) does not restrict the ability of Company or its Subsidiaries to use the properties as currently intended.

     4.19 Reserve Report.
          (a) Company has furnished Parent estimates of Company’s oil and gas reserves attributable to Company’s Oil and Gas Interests (as defined below) as of January 1, 2006 in reports as described in Section 4.19 of the Company Disclosure Schedule (collectively, the “Company Reserve Report”). The factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein and in any supplement thereto or update thereof, each of which has been furnished to Parent, was accurate in all material respects, and Company has no knowledge of any material errors in such information that existed at the time such information was provided. There has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have a Company Material Adverse Effect. Set forth in Section 4.19 of the Company Disclosure Schedule is a list of all material Oil and Gas Interests of Company that were included in the Company Reserve Report that have been disposed of prior to the date of this Agreement. To the knowledge of Company, and based on the information given to Company by third-party operators for all wells not operated by Company, the Company Payout Balances (as defined below) for each of the wells as used in the Company Reserve Report were accurate in all material respects as of the dates to which Company had calculated them.
          (b) For purposes of this Agreement, “Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; (ii) all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; (iii) all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.
          (c) For purposes of this Agreement, “Company Payout Balances” means the status, as of the dates of Company’s calculations, of the recovery by Company or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Company therein will be reduced or increased when such amount has been recovered.
     4.20 Operations; Equipment. Except as otherwise set forth in Section 4.20 of the Company Disclosure Schedule, to the knowledge of the Company:

          (a) all wells included in the Oil and Gas Interests of Company and its Subsidiaries (other than wells that the Parent operates) have been drilled and (if completed) completed, operated and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable Laws, except where any failure or violation has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and
          (b) all equipment and machinery currently in use and material to the operation of the Oil and Gas Interests of Company and of its Subsidiaries (other than such equipment and machinery used in the operation of Parent Properties) as conducted prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted.
     4.21 Prepayments; Hedging; Calls. As of the date hereof, except as set forth in Section 4.21 of the Company Disclosure Schedule:
          (a) neither Company nor any of the Company Subsidiaries has any outstanding obligations for the delivery of Hydrocarbons attributable to any of the Oil and Gas Interests of Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor;
          (b) neither Company nor any of the Company Subsidiaries is bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities (each, a “Hedging Transaction”); and
          (c) no Person has any call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of Company and its Subsidiaries, except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, Company or its Subsidiaries will have the right to market production from the Oil and Gas Interests of Company and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed.
     4.22 Restrictive Agreements. Except as set forth in Section 4.22 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to, or bound by, any contract, agreement or similar arrangement which upon the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby would purport to restrict, by virtue of a confidentiality, non-competition, territorial exclusivity or other provision, the scope of the business or operation of Parent or any of its affiliates (other than Company and its Subsidiaries) geographically or otherwise.
     4.23 Required Shareholder Vote or Consent. The only vote of the holders of any class or series of Company’s capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval by the holders of a majority of the outstanding shares of Company Common Stock, on the applicable record date (the “Company Shareholders’ Approval”).
     4.24 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Company for inclusion in (a) the proxy statement (the “Proxy Statement/Prospectus”) to be filed by Parent and Company with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to shareholders of Company and Parent, at the time such shareholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     4.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company or any of its Subsidiaries.
     4.26 Tax Matters. Neither Company nor, to the knowledge of Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.
     4.27 Opinion of Financial Advisor. The board of directors of Company has received the opinion of Gemini Partners, Inc. to the effect that, as of the date of such opinion, the aggregate consideration to be received by the holders of the Company Common Stock is fair, from a financial point of view, to such holders.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby jointly and severally represent and warrant to Company as follows:
     5.1 Organization and Qualification.
          (a) Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it currently conducts business, other than such jurisdictions in which the failure to be so qualified would not have a Parent Material Adverse Effect (defined below). Each of Parent and its Subsidiaries has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each of Parent and its Subsidiaries has made available to Company a complete and correct copy of its certificate of incorporation and bylaws (or similar organizational documents), each as amended to date, and such copies as so delivered are in full force and effect.
          (b) For purposes of this Agreement, a “Parent Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties or results of operations of Parent and its Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Parent Material Adverse Effect or be considered in determining whether a Parent Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (x) the economy in general, (y) the oil and gas exploration and production industry in general (including, without limitation, changes in commodity prices, general market prices and regulatory changes) or (z) the transactions contemplated by this Agreement or the announcement thereof.
     5.2 Capitalization.
          (a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, of which 85,894,802 shares were issued and outstanding as of June 30, 2006 and 20,000 shares of preferred stock of Parent, par value $.0001 per share, none of which were issued and outstanding as of June 30, 2006. As of June 30, 2006, stock options to acquire an aggregate of 9,728,088 shares of Parent Common Stock were outstanding under all stock option plans and agreements of Parent. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding and all of which are held by Parent. All such outstanding shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Parent or its Subsidiaries to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.
          (b) Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Parent Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Parent Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments, understandings or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Parent Subsidiary. All of such shares so owned by Parent are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.
          (c) The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, upon their issuance in the Merger in accordance with the terms of this

Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Liens and will be issued in compliance with all applicable federal and state securities laws.
     5.3 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Parent and the board of directors and shareholders of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Voting Agreements to which any of them are or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Voting Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto and, with respect to this Agreement, constitute valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with their respective terms, except for the Enforceability Exceptions.
     5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Parent and Merger Sub of its obligations hereunder will not:
          (a) conflict with any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or the certificates of incorporation or bylaws (or other similar organizational documents) of any of Parent’s Subsidiaries;
          (b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to any Governmental Authority, except for (i) the filing of the Articles of Merger with the Secretary of State of Nevada and the issuance by the Secretary of State of Nevada of a certificate of merger with respect thereto, (ii) the filing of the Registration Statement and the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, and (vi) approvals and registrations that, if not obtained or made, would not be reasonably expected to have a Parent Material Adverse Effect;
          (c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect;

          (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries; or
          (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Parent or any of its Subsidiaries under any agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets is bound.
     5.5 Parent SEC Reports. Parent has filed with the SEC, and has heretofore made available (provided that all documents filed by Parent electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Company true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports (other than preliminary materials), required to be filed with the SEC since January 1, 2003 under the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”). As of their respective dates, such Parent SEC Reports (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     5.6 Parent Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) in the Parent SEC Reports, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).
     5.7 Absence of Undisclosed Liabilities. Except as disclosed in the Parent SEC Reports (including the financial statements and notes thereto included therein) filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Parent Material Adverse Effect other than liabilities incurred in the ordinary course of business after March 31, 2006 and liabilities under this Agreement.
     5.8 Absence of Certain Changes. Except as contemplated by this Agreement or as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since December 31, 2005 (a) Parent and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Parent Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Parent.
     5.9 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Parent for inclusion in (a) the Proxy Statement/Prospectus to be filed by Company and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to shareholders of Company and Parent, at the time such shareholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     5.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Subsidiaries.
     5.11 Tax Matters. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
     6.1 Conduct of Business by Company Pending the Merger. From the date hereof until the Effective Time, unless Parent shall otherwise agree in writing, or except as set forth in the Company Disclosure Schedule or as otherwise contemplated by this Agreement, Company shall conduct, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and shall use and shall cause each of its Subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Parent, which consent shall not be unreasonably withheld:

          (a) Neither Company nor its Subsidiaries will adopt changes to its articles of incorporation or bylaws (or similar organizational documents);
          (b) Company will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Company or its Subsidiaries (except for the distribution of intercompany dividends from direct or indirect wholly owned subsidiaries); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;
          (c) Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of, or an equity interest in, any other Person, or enter a new line of business or commence business outside of its existing areas of operation;
          (d) Except as set forth in Section 6.1(d) of the Company Disclosure Schedule, Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Company and its direct and indirect wholly owned Subsidiaries, except the Excluded Subsidiaries) (other than sales of Hydrocarbons) in the ordinary course of business and other than the distribution, sale, transfer or liquidation of the Excluded Subsidiaries;
          (e) Company will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;
          (f) Except as otherwise permitted by this Agreement, Company will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Company SEC Reports or the Company Disclosure Schedule, including dividends on the Company Preferred Stock), enter into any amendment of any term of any outstanding security of Company or of any of its Subsidiaries;
          (g) Company will not change any method of accounting or accounting practice by Company or any of its Subsidiaries, except for any such change required by GAAP;
          (h) Neither Company nor any of its Subsidiaries will incur any indebtedness for borrowed money or guarantee any indebtedness or liabilities of any other Person.
          (i) Neither Company nor any of its Subsidiaries will become bound by any agreement that would constitute a Material Agreement.
          (j) Neither Company nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (collectively, “Oil and Gas Interests”) that constitutes a capital cost unless the operation is a currently existing obligation of

Company or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;
          (k) Neither Company nor any of its Subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;
          (l) Neither Company nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by Company or any Subsidiary, or amendments required by law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Company or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Company Benefit Plan or trust created thereunder) in connection with which Company or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Company Benefit Plan in a manner, or take any other action with respect to any Company Benefit Plan, that could result in the liability of Company or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Company Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Company Benefit Plan, any agreement relating thereto or applicable law, Company or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Company Benefit Plan;
          (m) Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and
          (n) Company shall take such action as is necessary to ensure that as of the Effective Time, no long-term liabilities of the Company and its Subsidiaries will exist, the current assets of the Company and its Subsidiaries, on a consolidated basis, will not be less than the current liabilities of the Company and its Subsidiaries, on a consolidated basis, and the total liabilities of the Company and its Subsidiaries, on a consolidated basis, will not exceed $100,000.
     6.2 Conduct of Business by Parent Pending the Merger. Except as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the written consent of Company, which consent shall not be unreasonably withheld:
          (a) Parent shall not adopt changes to its articles of incorporation or bylaws that would alter the terms of the Parent Common Stock;

          (b) Parent shall not split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; and
          (c) Parent will not agree or commit to do any of the foregoing.
ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1 Access and Information. The parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. The Confidentiality Agreement dated April 12, 2006 between Parent and Company (the “Confidentiality Agreement“) shall survive the execution and delivery of this Agreement.
     7.2 No Solicitation of Transactions.
          (a) From the execution of this Agreement until the termination hereof, Company agrees that (i) it and its officers, directors and employees shall not and (ii) it shall use reasonable best efforts to ensure that its agents and representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage any Acquisition Proposal or (B) engage in negotiations with, or disclose any information relating to Company or provide access to their properties, books or records to, any Person relating to an Acquisition Proposal. Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer to acquire all or a material portion of Company’s capital stock or assets whether by merger, purchase of assets, tender offer, exchange offer or otherwise, other than the transactions contemplated by this Agreement. Nothing in this Section 7.2 shall permit Company to terminate this Agreement except as specifically provided in Section 10.1.
          (b) Nothing contained in this Agreement shall prevent Company or its board of directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, (ii) furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Acquisition Proposal, if (x) in the good faith judgment of the Company’s board of directors, taking into account the likelihood of consummation and after consultation with its financial advisors, such Acquisition Proposal is reasonably likely to result in a Superior Third Party Offer and (y) the board of directors of the

Company, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable law. For purposes of this Agreement, “Superior Third Party Offer” means an unsolicited bona fide Acquisition Proposal made by a third party, which proposal contains terms and conditions that are, in the reasonable judgment of the board of directors of the Company (based on, among other things, the advice of its or their independent financial advisors and outside counsel), more favorable to the Company than the terms and conditions of this Agreement, taking into account, without limitation, terms with respect to payment of the total consideration upon completion of the transaction and all legal, regulatory and other aspects of such Acquisition Proposal.
          (c) Company shall notify Parent promptly after receipt of any Acquisition Proposal or any indication of interest in making an Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal or indication and the material terms and conditions of such Acquisition Proposal (including any subsequent material amendment or modification to such terms and conditions). Company shall keep Parent informed in all material respects of the status and details of any such Acquisition Proposal.
          (d) The Company may accept a Superior Third Party Offer; provided, that:
     (i) the Company has not breached in any material respect its obligations under this Section 7.2; and
     (ii) the Company contemporaneously terminates this Agreement pursuant to Section 10.1(h).
     7.3 Subsidiary Spin Off. Prior to the Effective Time, the Company shall cause each of the Excluded Subsidiaries to either distributed to the Company’s shareholders, transferred to a third party or liquidated, each in accordance with all applicable Laws, including all applicable state and federal securities laws (the “Spin-Off”).
     7.4 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of Taxes and handling Tax Audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Company shall duly preserve all files, records or any similar items of Parent or Company received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.
     7.5 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.
     7.6 Publicity. Neither Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by the rules and regulations of any national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.
     7.7 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of the shareholders of Company.
     7.8 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.
     7.9 Section 16 Matters. Prior to the Closing, the board of directors of Company shall, by resolution duly adopted by such board of directors or a duly authorized committee thereof, approve and adopt, for purposes of exemption from “short-swing” profit liability under Section 16(b) of the Exchange Act, (i) the disposition and the conversion at the Effective Time of the shares of Company Common Stock held by officers, directors and affiliates of Company into shares of Parent Common Stock as a result of the conversion of shares in the Merger, (ii) the assumption by Parent of the Company Stock Options of the officers, directors and affiliates of Company, and (iii) the deemed grant of options to purchase Parent Common Stock under the Company Stock Options (as converted pursuant to Section 3.4) for purposes of Section 16(b) of the Exchange Act. Such resolution shall set forth the name of applicable “insiders” for purposes of Section 16 of the Exchange Act and, for each “insider,” the number of shares of Company Common Stock to be converted into shares of Parent Common Stock at the Effective Time, the number and material terms of the Company Stock Options to be assumed by Parent at the Effective Time, and that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.
     7.10 Shareholders Meetings. Company shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of and hold either an annual or special meeting for the shareholders (the “Company Shareholder Meeting”) for the purpose of securing the Company Shareholders’ Approval, (ii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws, (iii) subject to applicable fiduciary duties, use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of this

Agreement and the transactions contemplated hereby and to secure the Company Shareholders’ Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.
     7.11 Preparation of the Proxy Statement/Prospectus and Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and Company shall prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy Statement/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy Statement/Prospectus so long as Parent shall have provided to Company a copy of the Registration Statement containing the Proxy Statement/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, the date that the Registration Statement is filed with the SEC shall be determined jointly by Parent and Company. Each of Parent and Company shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and Company shall furnish all information concerning Company and the holders of shares of Company capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Parent and Company shall cause the Proxy Statement/Prospectus to be mailed to its respective shareholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. Parent shall advise Company and Company shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.
     7.12 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the Parent Common Stock to be issued in the Merger and to be issued upon the exercise of options and warrants to purchase Parent Common Stock contemplated hereby to be approved for listing on the American Stock Exchange prior to the Effective Time, subject to official notice of issuance.
     7.13 Affiliate Agreements. Company shall identify in a letter to Parent all persons who are, on the date hereof or prior to the Effective Time, “affiliates” of Company, as such term is used in Rule 145 under the Securities Act. Company shall use all reasonable efforts to cause its respective affiliates to deliver to Parent not later than five days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 7.13.

     7.14 Tax Treatment. Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.
     7.15 Expenses. If the Closing occurs, all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the Company. If the Closing does not occur, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided that all Expenses (excluding the fees and expenses of accountants, legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus shall be borne equally by Parent and Company. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket costs, fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, arising out of or related to this Agreement, the Merger or the consummation of all of the transactions contemplated hereby (including, without limitation, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus and the solicitation of shareholder approvals).
ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGER
     8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:
          (a) The Company Shareholders’ Approval shall have been obtained.
          (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 7.7 and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.
          (c) The Registration Statement with respect to the issuance of all Parent Common Stock in the Merger shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.
          (d) All permits, authorizations, consents, or approvals required to be obtained prior to the Effective Time from any Governmental Authority in connection with the consummation of the transactions contemplated hereby by Parent, Merger Sub or Company shall have been made or obtained (as the case may be) except where the failure to obtain such permits, authorizations, consents, or approvals would not be reasonably likely to result in a Parent Material Adverse Effect (assuming the Merger has taken place).
     8.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of Company by a duly authorized officer of the Company to such effect.
          (b) Each of the representations and warranties of Company contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Company Material Adverse Effect), shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement, and Parent shall have received a certificate signed on behalf of Company by a duly authorized officer of the Company to such effect.
          (c) From the date of this Agreement through the Effective Time, there (i) shall not have occurred any change in the financial condition, business or operations of Company and its Subsidiaries, taken as a whole, that would constitute a Company Material Adverse Effect and (ii) shall not have occurred any change in the capitalization of the Company from that set forth in Section 4.2, other than as required by the terms of this Agreement.
          (d) Company shall have provided to Parent on the Closing Date, documentation evidencing Company’s compliance with its obligations set forth under Section 6.1(n).
          (e) The number of shares of Company Common Stock held by holders who either (i) have exercised their right to dissent and obtain payment for their shares or (ii) retain the ability to exercise such right to dissent and obtain payment shall not exceed 1.0% of the outstanding shares of Company Common Stock.
     8.3 Conditions to the Obligations of Company. The obligation of Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of the Parent to such effect.

          (b) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Parent Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement, and Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of the Parent to such effect.
          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Parent and its Subsidiaries, taken as a whole, that would constitute a Parent Material Adverse Effect.
ARTICLE IX
SURVIVAL
     9.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements in this Agreement or made pursuant hereto shall survive the Effective Date, and any investigation thereof, until the first anniversary of the Effective Date (the “Survival Period”). The Indemnifying Party shall not have any liability under Article XI unless a written claim for indemnification in accordance with Article XI is given by the Indemnified Party to the Indemnifying Party with respect thereto within the Survival Period.
     9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholders’ Approval has been obtained:
          (a) by the mutual written consent of Company and Parent;
          (b) by Parent, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Company set forth in this Agreement or if any representation or warranty of Company is untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or untruth is not curable by Company or if curable, is not cured within 30 days after notice thereof has been received by Company;

          (c) by Company, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Parent or Merger Sub set forth in this Agreement or if any representation or warranty of Parent or Merger Sub is untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or untruth is not curable by Parent or Merger Sub or, if curable, is not cured within 30 days after notice thereof has been received by Parent;
          (d) by Parent or Company, if any Governmental Authority or court of competent jurisdiction shall have adopted any law or amendment to any law or issued any order, decree or ruling or taken any other action (collectively, “Governmental Order”) permanently restraining, enjoining or otherwise prohibiting the Merger and such Governmental Order shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove or lift such Governmental Order;
          (e) by Parent or Company, if the Merger has not been consummated on or before January 31, 2007 (the “Optional Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party whose failure or whose Affiliates’ failure to perform in all material respects any covenant, obligation or agreement hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;
          (f) by Parent or Company, if the Company Shareholders’ Approval is not obtained at the Company Shareholder Meeting (including any adjournment or postponement thereof);
          (g) by Parent, if the board of directors of Company (i) fails to recommend, or withdraws, modifies or changes in any manner adverse to Parent its recommendation of, this Agreement and the Merger to the shareholders of Company, (ii) approves or recommends any Acquisition Proposal (other than an Acquisition Proposal by Parent), (iii) has not sent to its shareholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the board of directors of Company recommends rejection of any tender or exchange offer relating to its securities that has been commenced by a Person unaffiliated with Parent within ten Business Days after such tender or exchange offer is first published, sent or given or (iv) resolves to take any of the actions specified in clause (i) or (ii) of this Section 10.1(g); or
          (h) by Company, at any time prior to receipt of the Company Shareholders’ Approval, upon 48 hours prior written notice to Parent, if (i) a Superior Third Party Offer has been made and not been withdrawn, (ii) such Superior Third Party Offer did not result from a breach of Section 7.2, and (iii) Parent does not make, within 48 hours of receipt of Company’s written notification of its intention to terminate this Agreement, a written offer that the board of directors of Company determines in good faith, is at least as favorable, from a financial point of view, to the shareholders of Company as such Superior Third Party Offer.
     10.2 Effect of Termination. Except as provided in Section 10.3, if this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become void, there shall be no liability on the part of the parties hereto or any of their respective officers or directors to any of the other parties hereto and all rights and obligations of any party hereto shall cease, except that (i) this Section 10.2 and Sections 10.3 and 12.8 and the provisions of Article XI shall survive such termination indefinitely. Notwithstanding the foregoing, neither the termination of this Agreement nor anything herein will relieve any party from liability for any willful misrepresentation or inaccuracy in any of its representations or warranties or any material breach or non-performance of any of its covenants or agreements under this Agreement. If it shall be judicially determined (and such determination shall have become final and nonappealable) that termination of this Agreement was caused by a willful inaccuracy or breach of this Agreement, then, in addition to any other remedies at law or equity for such inaccuracy or breach of this Agreement, the party so found to have willfully caused such inaccuracy or breach shall indemnify and hold harmless the other parties for their Expenses. For the avoidance of doubt, the Company Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 10.1.
     10.3 Fees, Expenses and Other Payments.
          (a) Except as provided in Section 10.2, (i) all Expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees and solicitation costs incurred by Parent or Company in connection with the Registration Statement and the Proxy Statement/Prospectus shall be shared equally by Parent and Company and (ii) all other Expenses incurred by the parties hereto shall be paid by the party incurring such Expenses.
          (b) If this Agreement is terminated pursuant to Section 10.1(b), Section 10.1(f) or Section 10.1(g) and (i) after the date of this Agreement and prior to such termination an Acquisition Proposal was made or any proposal or expression of interest by a third Person regarding an Acquisition Proposal was publicly disclosed in either case that was not withdrawn prior to the Company Shareholder Meeting and (ii) within 12 months after the date of such termination, Company or any of its Subsidiaries enters into any agreement for a Company Acquisition or consummates a transaction that constitutes a Company Acquisition, resulting from an Acquisition Proposal described in clause (i) above, then Company shall, upon consummation of such a transaction, pay $1.0 million to Parent by wire transfer in immediately available funds to an account designated by Parent.
          (c) If this Agreement is terminated by Parent pursuant to Section 10.1(b) or Section 10.1(g), or by either the Parent or the Company pursuant to Section 10.1(f), then Company shall, within fifteen Business Days following the later of Company’s receipt of notice of such termination and Company’s receipt of a notice from Parent setting forth in reasonable detail Parent’s Expenses incurred with respect to the transaction contemplated by this Agreement, pay to Parent by wire transfer in immediately available funds to an account designated by Parent funds equal to Parent’s Expenses incurred with respect to the transaction contemplated by this Agreement as set forth in the notice described above, provided that in no event shall Company be required to pay to Parent funds in excess of $1.0 million pursuant to this paragraph.
          (d) If this Agreement is terminated by Company pursuant to Section 10.1(h), then, as a condition to terminating this Agreement, Company shall pay $1.0 million to Parent by wire transfer in immediately available funds to an account designated by Parent.

          (e) If either party shall fail to pay the other party any fee or other amount due hereunder, the failing party shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or other amount at the publicly announced prime interest rate of the Chase Manhattan Bank, in effect from time to time, from the date such fee or other payment was required to be paid until payment in full.
          (f) “Company Acquisition” means any acquisition by a third Person of businesses representing more than 50% of Company’s consolidated net revenues or assets representing more than 50% of Company’s total assets on a consolidated basis, or more than 50% of Company’s voting capital stock whether by way of merger, amalgamation, arrangement, tender offer, share exchange, take-over bid, recapitalization, consolidation, sale of assets or otherwise or any transaction pursuant to which or as a result of which the shareholders of Company immediately preceding such transaction hold less than 50% of the aggregate voting capital stock of the surviving or resulting entity in such transaction.
          (g) “Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of shareholder approvals and all other matters related to the consummation of the transactions contemplated hereby.
ARTICLE XI
INDEMNIFICATION
     11.1 Indemnification. Subject to the terms and conditions of this Article XI, Richard Jeffs (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless Parent, Merger Sub and their respective Representatives (including the Company) (the “Indemnitees”) from and against any and all losses (including diminution of value), liabilities, obligations, damages (whether compensatory, special, exemplary or otherwise), deficiencies and expenses (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses and expenses in investigating, preparing for and participating in any litigation or proceeding including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments (“Damages”) arising out of or resulting from:
          (a) the inaccuracy or breach of any representation or warranty of Company contained herein or in any certificate or document executed and delivered pursuant to this Agreement; and

          (b) the nonfulfillment of any covenant or agreement on the part of Company under the terms of this Agreement, except the non-fulfillment of any covenant or agreement of the Company to pay Expenses, fees or other amount payable to Parent under Article X.
     11.2 Method of Asserting Claims, Etc. A person claiming indemnification hereunder is sometimes referred to in this Article XI as an “Indemnified Party” All claims for indemnification by an Indemnified Party under Section 11.1 hereof shall be asserted and resolved as follows:
          (a) If any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness (but in no event later than thirty (30) days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the “Claim Notice”). Notwithstanding the foregoing, the failure to send or delay in sending a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim, except and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay. The Indemnified Party shall have the right to defend all appropriate proceedings related to a Third Party Claim under this Article XI, including the hiring of counsel reasonably satisfactory to the Indemnifying Party. The Indemnifying Party may participate in, but not control, any such defense or settlement provided that it does so at its sole cost and expense. The Indemnified Party shall consult with the Indemnifying Party prior to any matter under this Article XI being settled or otherwise compromised. The Indemnifying Party shall make available to the Indemnified Party or its Representatives all records and other materials required by the Indemnified Party and in the possession or under the control of the Indemnifying Party, for the use of the Indemnified Party and its Representatives in defending any such Third Party Clam, and shall in other respects give reasonable cooperation in such defense.
          (b) If any Indemnified Party should have a claim against any Indemnifying Party under this Article XI which does not involve a Third Party Claim, the Indemnified Party shall, within thirty (30) days of determining the existence of such claim, but in no event later than the expiration of the Survival Period, notify the Indemnifying Party of such claim, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim (the “Indemnity Notice”). The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Article XI, except and only to the extent that the Indemnifying Party demonstrates that it has been actually materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall may be submitted by either party to judicial resolution.
     11.3 Satisfaction of Claims from Escrow Shares.
          (a) On the Closing Date, Parent, the Indemnifying Party and the Escrow Agent will enter into an escrow agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) pursuant to which the Parent, on behalf of the Indemnifying Party, shall, at the Effective Time, deposit with Dill Dill Carr Stonbraker & Hutchings, P.C. (the “Escrow Agent”) 550,000 shares of Parent Common Stock that would otherwise constitute Merger Consideration issuable to the Indemnifying Party (the “Escrow Shares”) to secure the Indemnifying Party’s indemnification obligations to Parent under this Article XI.
          (b) The indemnification obligations of the Indemnifying Party under this Article XI (including with respect to any Third Party Claims) shall be satisfied solely by delivery of Escrow Shares to Parent on behalf of the Indemnitee entitled to indemnification hereunder.
          (c) Pursuant to the provisions of the Escrow Agreement, if Indemnifying Party is determined have an indemnification obligation pursuant to this Article XI, then the amount due the Indemnified Party hereunder shall be satisfied by the delivery to Parent on behalf of such Indemnified Party pursuant to the Escrow Agreement of Escrow Shares equal in value to the amount of the indemnification obligation to be satisfied, and such obligation shall be deemed paid and satisfied upon receipt by Parent of certificates representing such number of Escrow Shares duly endorsed for transfer to Parent. The per share value of the Escrow Shares for purposes of this Article XI and the Escrow Agreement shall be the Market Value of the Parent Common Stock on the date of receipt by the Indemnifying Party of the Indemnity Notice (the “Notice Date”). The “Market Value” of the Parent Common Stock as of any such date shall be determined as follows: (i) in the event that the Parent Common Stock is listed on a securities exchange or quoted on the American Stock Exchange, the Market Value of a share of Parent Common Stock shall be equal to the average closing price for the Parent Common Stock as quoted by such stock exchange or as reported by the American Stock Exchange for the 20 business days prior to the Notice Date, (ii) in the event that the Parent Common Stock is traded in the over-the-counter markets, the Market Value of a share of Parent Common Stock shall be equal to the average of the closing bid and asked prices for a share of Parent Common Stock as reported in such market for the 20 business days prior to the Notice Date, and (iii) if the Parent Common Stock is not traded on any such exchange or markets as of such date, then the Market Value of a share of Parent Common Stock shall be equal to the fair market value of a share of Parent Common Stock as determined in good faith by the board of directors of Parent using a customary valuation method.
     11.4 Instructions to Escrow Agent. The Indemnifying Party hereby covenants and agrees that at any time the Indemnifying Party is obligated to indemnify a Indemnitee for Damages under this Article XI and such Damages are to be paid out of the Escrow Shares, if requested by Parent, Indemnifying Party shall execute and deliver to the Escrow Agent written instructions pursuant to the Escrow Agreement to release to the Indemnitee such portion of the Indemnity Deposit as is necessary to indemnify the Indemnitee for such Damages.

     11.5 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article XI shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (x) fraudulent acts or omissions or (y) willful misconduct. None of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or willful misconduct.
ARTICLE XII
MISCELLANEOUS
     12.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:
To Parent or Merger Sub:
Gasco Energy, Inc.
8 Inverness Drive East
Suite 100
Englewood, CO 80112
Attention: W. King Grant
Facsimile No.: (202) 319-1911
With a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
1001 Fannin St., Suite 2500
Houston, TX 77002-6760
Attention: Philip T. Warman
Facsimile No.: (713) 615-5615
To Company:
Brek Energy Corporation
c/o Anne McFadden
1100 Melville Street, Suite 600
Vancouver, BC VGE A46
Facsimile No.: +1 604 664 0672
With a copy (which shall not constitute notice) to:
Richardson & Patel LLP
The Chrysler Building

405 Lexington Avenue
26th Floor
New York NY 10174
Attention: Kevin Friedman, Esq.
Facsimile No.: (212) 907-6687
Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next-day courier, postage prepaid, or (iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).
     12.2 Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     12.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.
     12.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     12.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.
     12.6 Entire Agreement. This Agreement (including the Company Disclosure Schedule), the Voting Agreement and the Confidentiality Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.
     12.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Nevada, without reference to rules relating to conflicts of law.
     12.8 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.
     12.9 No Third Party Beneficiaries. No Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.
     12.10 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company and prior to the

Effective Time, this Agreement may be amended or supplemented in writing by Parent and Company with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval and adoption of this Agreement by the shareholders of Company there shall be no amendment or change to the provisions without the further approval of the shareholders of Company unless permitted by the NRS.
     12.11 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:
          (a) extend the time for the performance of any of the obligations or acts of the other party;
          (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or
          (c) subject to the proviso of Section 12.10 waive compliance with any of the agreements or conditions of the other party contained herein.
     Notwithstanding the foregoing, no failure or delay by Parent or Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GASCO ENERGY, INC.

By:	/s/ Mark A. Erickson

Name:	Mark A. Erickson
Title:	President and Chief Executive Officer

GASCO ACQUISITION, INC.

By:	/s/ Mark A. Erickson

Name:	Mark A. Erickson
Title:	President

BREK ENERGY CORPORATION

By:	/s/ Richard N. Jeffs

Name:	Richard N. Jeffs
Title:	President, Chief Executive Officer and
Chief Financial Officer

Exhibit 7.13
Form of Affiliate Agreement
Gasco Energy, Inc.
8 Inverness Drive East
Suite 100
Englewood, CO 80112
Gentlemen:
     Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 20, 2006 by and among Gasco Energy, Inc., a Nevada corporation (“Parent”), Gasco Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Brek Energy Corporation, a Nevada corporation (“Company”), pursuant to which Parent will acquire Company through the merger of Merger Sub with and into Company. Capitalized terms used, but not otherwise defined herein, shall have the meanings set forth in the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, upon consummation of the transactions contemplated thereby, each share of Common Stock, par value $.001 per share, of Company owned by the undersigned as of the Effective Time will be converted into and exchangeable for Merger Consideration.
     The undersigned understands that he/she may be deemed to be an “affiliate” of Company for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 7.14 of the Merger Agreement.
     With respect to such shares of Parent Common Stock as may be received by the undersigned pursuant to the Merger Agreement (the “Shares”), the undersigned represents to and agrees with Parent that:
     A. The undersigned will not make any offer to sell or any sale or other disposition of all or any part of the Shares in violation of the Act or the rules and regulations thereunder, including Rule 145, and will hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.
     B. The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement will be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed an “affiliate” of Company, any public reoffering or resale by the undersigned of any of the Shares will, under current law, require either (i) the further registration under the Act of the Shares to be sold, (ii) compliance with Rule 145 promulgated under the Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration under the Act.

     C. The undersigned also understands that, if Parent should deem it necessary to comply with the requirements of the Act, stop transfer instructions will be given to its transfer agents with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance:
“The securities represented by this certificate were issued in a transaction under Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), and may be sold, transferred or otherwise disposed of only upon receipt by the Corporation of an opinion of counsel acceptable to it that the securities are being sold in compliance with the limitations of Rule 145 or that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.”
     Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of Company for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an affiliate on or after the date of this letter.

Very truly yours,

Signature

Name

Date

GLOSSARY OF DEFINED TERMS

Acquisition Proposal	29
Agreement	1
Audit	14
Business Day	5
Closing	7
Closing Date	8
Code	1
Company	1
Company Acquisition	38
Company Common Stock	3
Company Disclosure Schedule	8
Company Material Adverse Effect	8
Company Payout Balances	19
Company Reserve Report	18
Company SEC Reports	11
Company Shareholder Meeting	31
Company Shareholders’ Approval	20
Company Stock Option Plans	6
Company Stock Options	6
Confidentiality Agreement	28
Effective Time	1
Enforceability Exception	10
Environmental Laws	15
ERISA	15
Exchange Act	10
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	3
Expenses	33, 38
GAAP	11
Good and Marketable Title	17
Governmental Authority	10
Governmental Order	36
Hazardous Substances	15
Hedging Transaction	20
Hydrocarbons	18, 26
Liens	11
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
NRS	1
Oil and Gas Interests	18, 27
Optional Termination Date	36
Parent	1
Parent Common Stock	3
Parent Disclosure Schedule	21
Parent Market Price	7
Parent Material Adverse Effect	21
Parent SEC Reports	24
Permits	17
Person	6
Registration Statement	20
SEC	10, 11
Securities Act	11
Stock Certificate	3
Subsidiary	8
Substitute Option	6
Substitute Warrant	7
Superior Third Party Offer	29
Surviving Corporation	1
Tax Authority	14
Tax Returns	14
Taxes	14
Voting Agreement	1
Warrants	7

Exhibit A
FORM OF
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made effective as of                    (the “Effective Date”) by and among Gasco Energy Inc., a Nevada corporation (the “Parent”), Richard N. Jeffs (the “Indemnifying Party) and Dill Dill Carr Stonbraker & Hutchings, P.C. (“Escrow Agent”).
R E C I T A L S
     WHEREAS, Parent, Gasco Acquisition, Inc., a Nevada corporation (the “Merger Sub”), and Brek Energy Corporation, a Nevada corporation (the “Company”), are parties to an Agreement and Plan of Merger dated September 20, 2006 (the “Merger Agreement”) providing for, among other things, the merger of Merger Sub with and into Company;
     WHEREAS, all shares of common stock of the Company, par value $0.001 per share, have been converted into shares of Parent’s Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Merger Agreement;
     WHEREAS, the Merger Agreement sets forth certain general terms of the Indemnifying Party’s indemnification of Parent, Merger Sub, and their respective Representatives (including the Company) (the “Indemnified Parties”);
     WHEREAS, pursuant to the Merger Agreement, Parent is authorized to withhold from the shares of Parent’s Common Stock issuable to the Indemnifying Party in exchange for its shares of the Company an aggregate of 550,000 such shares (the “Escrow Shares”) and to deliver the Escrow Shares to Escrow Agent issued in Escrow Agent’s or its nominee’s name; and
     WHEREAS, Parent and the Indemnifying Party have requested the Escrow Agent to act in the capacity of escrow agent under this Escrow Agreement, and the Escrow Agent, subject to the terms and conditions hereof, has agreed so to do.
     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
T E R M S   OF   E S C R O W    A G R E E M E N T
     1. Deposit of Escrow Shares. As promptly as practicable after the Effective Date, Parent shall deliver the Escrow Shares, registered in the name of the Escrow Agent, to the Escrow Agent to be deposited, held and disbursed strictly in accordance with the terms of this Escrow Agreement. Escrow Agent hereby agrees to accept the Escrow Shares upon and subject to the terms and conditions hereof.
     2. Escrow Account.
          (a) The Escrow Shares shall be held in an account (the “Escrow Account”) with the Escrow Agent. If cash dividends or other cash distributions are paid with respect to the

Escrow Shares, Escrow Agent shall invest and reinvest the cash in an interest bearing money market account. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement. The dividends and other cash distributions received in respect of the Escrow Shares, together with all interest earned thereon are collectively referred to herein as the “Escrow Funds” and shall become part of the Escrow Account. Any stock dividends, stock split shares or other securities received in respect of, or in exchange for, the Escrow Shares shall be deemed to also be “Escrow Shares” and a part of the Escrow Account.
          (b) The Escrow Account shall be in the name of the Indemnifying Party.
          (c) The Escrow Account shall be under the sole control of the Escrow Agent (subject to the terms of this Escrow Agreement), and designated signers of Escrow Agent shall have the sole and exclusive authority to transfer Escrow Shares, draw checks or make withdrawals on the Escrow Account.
     A monthly statement detailing the contents of, and transactions in, the Escrow Account shall be sent to each of the Parent and the Indemnifying Party. Receipt, investment and reinvestment of the Escrow Funds shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Parent and Indemnifying Party to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety.
          (d) Parent shall not have any responsibility or liability for the security of any Escrow Shares or Escrow Funds in the Escrow Account or for calculating, reporting, or paying any interest on the Escrow Account. Moreover, Parent shall not have any responsibility or liability for the amount of interest paid by the Escrow Agent on the Escrow Account. Parent shall not have any responsibility or liability for, or with respect to, any loss or damage resulting from any failure, refusal or inability of the Escrow Agent to transfer the Escrow Shares or to disburse, or allow for withdrawal of, the Escrow Funds upon proper authorization or direction.
          (e) Escrow Agent may make transfers or disbursements from the Escrow Account without regard to how the timing of such transfers or disbursements may affect the amount of interest paid on the Escrow Account.
          (f) Until the Escrow Shares are distributed under this Escrow Agreement, the Indemnifying Party shall be entitled to exercise all voting and consensual powers and rights pertaining such Escrow Shares, or any part thereof, for all purposes not inconsistent with the terms of this Escrow Agreement.
          (g) The Escrow Shares shall be appropriately adjusted so as to take into account stock splits, stock dividends, reverse stock splits and other similar changes affecting the outstanding shares of Parent Common Stock.

2

     3. Disbursement of Escrow Shares and Escrow Funds. The Escrow Agent is hereby authorized to transfer the Escrow Shares and to release and deliver the Escrow Funds, only as follows:
          (a) If Parent and the Indemnifying Party instruct Escrow Agent jointly in writing, or if Parent provides Escrow Agent with a copy of a written decision by arbitrators of the American Arbitration Association or a judgment, decree or order of a court (whether or not appealable) awarding payment to the Parent, Escrow Agent shall promptly transfer Escrow Shares and/or disburse Escrow Funds as so directed or ordered.
          (b) If Parent believes it is entitled to transfer of Escrow Shares and/or disbursement from the Escrow Funds pursuant to the Merger Agreement, Parent will submit prior to 5:00 p.m. MDT on the day before the Distribution Date (as defined below) to the Indemnifying Party and the Escrow Agent an affidavit. The affidavit will be executed by Parent setting forth: (i) the amount of Escrow Shares and/or Escrow Funds to be transferred to Parent and (ii) the specific provision under the Merger Agreement that entitles Parent to receive such amount of Escrow Shares from the Escrow Account. The Escrow Agent shall transfer the Escrow Shares and/or disburse the Escrow Funds from the Escrow Account as directed by Parent on the eleventh (11th) day after receipt of the affidavit by Escrow Agent. Provided, however, if Escrow Agent receives a notice from the Indemnifying Party prior to 5:00 p.m. MDT on the tenth (10 th) day after receipt of the affidavit by Escrow Agent that he intends to dispute the claim for payment in the affidavit, Escrow Agent shall not pay any amount on such claim until instructed jointly in writing by both Parent and the Indemnifying Party or Parent provides Escrow Agent with a copy of a written decision by arbitrators of the American Arbitration Association or a judgment, decree or order of a court (whether or not appealable) awarding Parent such payment.
          (c) On the first anniversary of the Effective Date (the “Distribution Date”), Escrow Agent shall disburse to the Indemnifying Party all remaining Escrow Shares and Escrow Funds less the total amount of any unresolved claim(s) as to which an affidavit has been provided under Section 3(b). Any Escrow Shares and Escrow Funds remaining in escrow after such claim(s) have been satisfied shall be disbursed to the Indemnifying Party promptly after the time of satisfaction.
          (d) Whenever this Section 3 requires disbursement to the Indemnifying Party, the Escrow Agent shall transfer Escrow Shares and/or disburse Escrow Funds to the Indemnifying Party at the address provided herein.
          (e) Whenever this Escrow Agreement permits a disbursement from escrow of a certain sum and Escrow Shares will be transferred in satisfaction thereof, the number of Escrowed Shares to be disbursed in satisfaction shall equal the certain sum divided by the per share value of the Escrowed Shares. The per share value of the Escrow Shares shall be the Market Value of the Parent Common Stock on the date of receipt by the Indemnifying Party of the Indemnity Notice (the “Notice Date”). The “Market Value” of the Common Stock as of any such date shall be determined as follows: (i) in the event that the Common Stock is listed on a securities exchange or quoted on the American Stock Exchange, the Market Value of a share of Common Stock shall be equal to the average closing price for the Common Stock as quoted by

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such stock exchange or as reported by the American Stock Exchange for the 20 business days prior to the Notice Date, (ii) in the event that the Common Stock is traded in the over-the-counter markets, the Market Value of a share of Common Stock shall be equal to the average of the closing bid and asked prices for a share of Common Stock as reported in such market for the 20 business days prior to the Notice Date, and (iii) if the Common Stock is not traded on any such exchange or markets as of such date, then the Market Value of a share of Common Stock shall be equal to the fair market value of a share of Common Stock as determined in good faith by the board of directors of Parent using a customary valuation method.
     4. Exculpation Provisions for Escrow Agent.
          (a) It is agreed that (i) Escrow Agent shall in no case or event be liable for any direct or indirect damage caused by the exercise of Escrow Agent’s discretion in any particular manner, or for any other reason, except gross negligence or a willful breach with reference to its duties hereunder; (ii) Escrow Agent shall not be liable or responsible for the sufficiency or correctness as to form, manner of execution, or validity of any instrument tendered to Escrow Agent hereunder, nor as to identity, authority, or rights of any person executing the same; and (iii) Escrow Agent shall not be liable or responsible for Escrow Agent’s failure to ascertain the terms or conditions, or to comply with any of the provisions of any agreement, contract or other documents other than its instructions contained herein as amended from time to time in accordance with the terms hereof.
          (b) Parent and Indemnifying Party hereby jointly and severally covenant and agree to indemnify and hold Escrow Agent harmless from and against any and all losses, costs, damages or expenses (including reasonable attorneys’ fees) it may sustain by reason of its service as escrow agent hereunder, except if such loss, costs, damages or expenses (including attorneys’ fees) are incurred by reason of a willful breach of Escrow Agent’s obligations hereunder or gross negligence on its part, and any such indemnification from the indemnifying parties shall be charged to and set-off and paid from the Escrow Fund.
          (c) In the event of any disagreement between the parties to this Escrow Agreement resulting in adverse claims or demands being made in connection with the Escrow Shares or the Escrow Funds, or in the event that Escrow Agent, in good faith, shall be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any requests, claims or demands relating to this Escrow Agreement, so long as such disagreements continue or such doubt exists, and in any such event, Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights to the Escrow Shares or the Escrow Funds shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by written agreement among all of the persons making requests, claims or demands with respect to the Escrow Shares or the Escrow Funds, and Escrow Agent shall have been notified thereof in writing signed by all such persons. In connection with any such disagreement as aforesaid, Escrow Agent shall have the right to institute a bill of interpleader, and any costs so incurred by Escrow Agent may be payable out of the Escrow Shares or the Escrow Funds. The rights of Escrow Agent under this paragraph are cumulative of all other rights that it may have by law or otherwise and shall survive the termination of this Escrow Agreement.

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     5. Replacement of Escrow Agent.
          (a) At any time during the term of this Escrow Agreement, Escrow Agent may resign and be discharged of the obligations created by this Escrow Agreement by executing and delivering to Parent and the Indemnifying Party, at least forty-five (45) days’ advance written notice of its resignation as Escrow Agent and specifying the date when such resignation is to take effect. Any resignation of Escrow Agent shall not become effective until the earlier to occur of (a) acceptance of appointment by the successor Escrow Agent or (b) 90 days after Escrow Agent’s notice of resignation.
          (b) Escrow Agent may be removed at any time by Parent or the Indemnifying Party by a written notice executed by one party to Escrow Agent and the other party, whereupon a successor Escrow Agent shall be appointed pursuant to subparagraph (d) below.
          (c) If Escrow Agent shall otherwise be removed, or be dissolved, or if its property or affairs shall be taken under the control of any state or federal court or administrative body or agency because of insolvency or bankruptcy or for any other reason, a vacancy shall forthwith exist in the office of Escrow Agent, and a successor shall be appointed pursuant to subparagraph (d) below.
          (d) In the event of the removal or resignation of the Escrow Agent pursuant to subparagraphs (a), (b) or (c) above, Parent and the Indemnifying Party shall endeavor in good faith to agree upon a successor Escrow Agent to be appointed by written instrument, one copy of which instrument shall be delivered to the predecessor Escrow Agent, the successor Escrow Agent, Parent and the Indemnifying Party.
          (e) Upon the acceptance of appointment by the successor Escrow Agent, the predecessor Escrow Agent shall be compensated by Parent for any remaining reasonable out-of-pocket expenses for which it has not been previously reimbursed, but shall not thereafter be entitled to any further reimbursement or compensation for its former duties as Escrow Agent hereunder.
          (f) Any successor Escrow Agent appointed hereunder shall execute, acknowledge and deliver to Parent and the Indemnifying Party an instrument accepting such appointment hereunder, and thereupon such successor Escrow Agent, without any further act shall become duly vested with all of the property, rights, powers, trusts, duties and obligations of its predecessor hereunder, with the same effect as if originally named Escrow Agent.

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     6. Miscellaneous.
          (a) All charges, fees and expenses of Escrow Agent incurred in connection with this Escrow Agreement shall be paid by Parent. Parent agrees to pay Escrow Agent for its services hereunder and to pay all expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorneys’ fees, brokerage costs and related expenses incurred by Escrow Agent.
          (b) Release of the Escrow Funds pursuant to this Escrow Agreement shall not in any way constitute a cure or waiver of any breach of representation, warranty or covenant under the Merger Agreement or invalidate any act done pursuant to any notice of default or prejudice either Parent or the Indemnifying Party in the exercise of any of their respective rights under the Merger Agreement or applicable law. Parent and the Indemnifying Party further acknowledge and agree that the rights and remedies of the parties under this Escrow Agreement are in addition to, and not in derogation of, the rights and remedies arising under the Merger Agreement.
          (c) Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:

Parent:	Gasco Energy, Inc.
8 Inverness Drive East
Suite 100
Englewood, CO 80112
Attention: W. King Grant
Facsimile No.: (203) 319-1911

With a copy to:	Vinson & Elkins L.L.P.
1001 Fannin St., Suite 2500
Houston, TX 77002-6760
Attention: Philip T. Warman
Facsimile No.: (713) 615-5615

Indemnifying Party:	Richard N. Jeffs
rick@jeffsco.com
Phone: +44 (0)77 6420 0334
+1 604 351 5305
c/o Anne McFadden
1100 Melville Street, Suite 600
Vancouver, BC VGE A46
Facsimile No. +1 604 664 0672

With a copy to:	Richardson & Patel LLP
The Chrysler Building

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405 Lexington Avenue
26th Floor
New York NY 10174
Attention: Kevin Friedman, Esq.
Facsimile No.: (212) 907-6687

Escrow Agent:	Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street, Suite 300
Denver, CO 80203
Attention: Fay M. Matsukage
Facsimile No.: (303) 777-3823
          (d) This Escrow Agreement shall be governed by the laws of the State of Nevada.
          (e) The provisions of this Escrow Agreement may be amended only by a written agreement signed by or on behalf of Parent, the Indemnifying Party and Escrow Agent.
          (f) All obligations of the parties to this Escrow Agreement are performable in the City and County of Denver, State of Colorado. Venue of any litigation arising out of this Escrow Agreement shall be brought in a court of competent jurisdiction in the District Court, City and County of Denver, Colorado or, if subject matter and personal jurisdiction exists, in the United States District Court for the District of Colorado. All parties hereto agree that the City and County of Denver, Colorado, and the aforesaid Federal Court bear a substantial relationship to the transaction made the subject of the Merger Agreement and to this Escrow Agreement, and that specifying such County and State, and Federal Court, as the forum for any litigation arising out of this Escrow Agreement comports with substantial notions of justice and fair play, including but not limited to factors involved in the Doctrine of Forum Non Conveniens.
          (g) This Escrow Agreement may be executed by the parties hereto in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement.
          (h) This Escrow Agreement evidences the entire agreement between the undersigned relating to the manner of holding and the disbursement of the Escrow Shares and the Escrow Funds and supersedes all prior agreements, understandings, negotiations and discussions, oral or written, of the parties relating to such subject matter.
          (i) The terms of this Escrow Agreement shall be binding upon and shall inure to the benefit of Parent, the Indemnifying Party and Escrow Agent and their respective successors and assigns, including any debtor in possession or bankruptcy trustee acting for any of said parties.
          (j) Time is of the essence of this Escrow Agreement and all time periods hereunder.

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          (k) In the event of any litigation arising out of this Escrow Agreement, the losing party agrees to indemnify and reimburse the prevailing party and Escrow Agent for any costs and expenses incurred in such litigation, including reasonable attorney’s fees and costs of court.
          (l) Upon final disbursement of the Escrow Shares and the Escrow Funds in accordance with the terms hereof, this Escrow Agreement shall terminate and no parties hereunder shall have any further rights or obligations hereunder; provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 4(b) and 6(a) hereof shall survive the termination hereof until such amounts have been paid.
          (m) This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the full and complete Escrow Agreement. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
          (n) In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule I hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.
     It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank, designated.
          (o) The Escrow Agent has acted as legal counsel for Parent, and may continue to act as legal counsel for Parent, from time to time, notwithstanding its duties as Escrow Agent hereunder. Indemnifying Party consents to Escrow Agent in such capacity as legal counsel for Parent and waives any claim that such representation represents a conflict of interest on the part of Escrow Agent. Indemnifying Party understands that Parent and Escrow Agent are relying explicitly on the foregoing provision in entering into this Escrow Agreement.

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IN WITNESS WHEREOF, Parent, the Indemnifying Party and the Escrow Agent have executed this Escrow Agreement to be effective as of                     .

GASCO ENERGY INC.

By:

Name:
Title:

RICHARD N. JEFFS

By:

Name:

ESCROW AGENT:

By:

Name:
Title:

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